Exhibit 99.1

Covetrus Announces Retirement of Matthew Foulston

Portland, Maine, August 11, 2022 -- Covetrus® (NASDAQ: CVET), a global leader in animal-health technology and services, today announced that Matthew Foulston, the Company’s Executive Vice President and Chief Financial Officer, has informed the company that he will be retiring from the company effective December 31, 2022.

Foulston’s role at Covetrus caps off a strong career in which he has led technical, strategic and operational finance teams within a broad range of manufacturing, distribution and automotive companies. Since joining Covetrus in 2020, Foulston’s leadership and depth of experience served the company well. “Matthew is a strong financial partner to our business, our leadership, our Board, and me. Plus, he’s a great advocate for our employees – one example being his development of the intern and mentoring programs that will extend beyond the finance team throughout the organization. So, while I will be sorry to see Matthew leave, it’s clear his impact will continue long after his final day at Covetrus,” said Ben Wolin, President and CEO of Covetrus. “We appreciate Matthew’s many contributions, and we wish him much enjoyment in his well-earned retirement.”

“It has been great to finish up my career working with such a talented team in such a dynamic industry,” Foulston said. “The sense of purpose and the long runway ahead for this business make Covetrus a very compelling place to work, and I look forward to seeing the Company’s continued growth and great success.”

A search for the role of Chief Financial Officer is underway, and Foulston is assisting in the process to ensure a smooth transition to his successor.

About Covetrus

Covetrus is a global animal-health technology and services company dedicated to empowering veterinary practice partners to drive improved health and financial outcomes. We are bringing together products, services, and technology into a single platform that connects our customers to the solutions and insights they need to work best. Our passion for the well-being of animals and those who care for them drives us to advance the world of veterinary medicine. Covetrus is headquartered in Portland, Maine with more than 5,700 employees serving over 100,000 customers around the globe. For more information about Covetrus visit https://covetrus.com/.

Forward-Looking Statements

This press release contains certain statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and that involve risks and uncertainties, including statements about our plans, objectives, expectations, and intentions. Such statements are subject to numerous risks and uncertainties. Factors that could adversely affect our business and prospects are set forth in our public filings with the Securities and Exchange Commission. Our forward-looking statements are based on current beliefs and expectations of our management team and, except as required by law, we undertake no obligations to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release, whether as a result of new information, future developments or otherwise. Investors are cautioned not to place undue reliance on these forward-looking statements.

Investor Contact:
Nicholas Jansen
nicholas.jansen@covetrus.com
(207) 550-8106

Media Contact:
Mona Downey
mona.downey@covetrus.com

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